Exhibit 4.3

Regulation of the Thomson September 21, 2006 Stock Option Plan

This regulation applies to the option plan providing for the grant of stock subscription options (“options”) approved by the Board of Directors on September 21, 2006 (the “option plan”), under the authorization given by the Combined General Meeting of the shareholders held on May 10, 2005.

The option plan is notably governed by articles L. 225-177 to L. 225-186 and L. 228-99 of the “Code de Commerce” and articles 174-8 to 174-21 and, as applicable, 242-8 to 242-13 of the decree 67-263 of March 23, 1967, supplemented and modified by law No. 87-416 of June 17, 1987 on savings and by the provisions of law no. 2001-420 on new economic regulations (Loi sur les Nouvelles Régulations Economiques) of May 15, 2001, and is subject to the provisions of law no. 2001-152 on employee savings plans (Loi sur l’Epargne Salariale) of February 19, 2001, the regulation (ordonnance) of June 24, 2004 modifying the rules relating to securities (valeurs mobilières) issued by commercial companies, decree (décret) no. 2005-112 of February 10 2005 and also by the articles 80 Bis and 163 Bis C of the “Code Général des Impôts”.

I – BENEFICIARIES

Are eligible for participation in the option plan certain employees (salariés) and officers (mandataires sociaux) of Thomson and its affiliates (within the meaning of Article L. 225-180 of the “Code de Commerce”), within the scope of the option plan, designated by the Board of Directors on September 21, 2006.

Each beneficiary will be personally informed of the number of options granted to him or her, the exercise price, and the period during which these options may be exercised.

Each beneficiary shall confirm having read and understood the Regulation of the Stock Option Plan and the terms described in the guidelines intended for beneficiaries provided by the company, by way of an acceptance form that the beneficiary is to return to the company.

II – ORIGIN OF THE SHARES OFFERED

The shares to be delivered upon exercise of the stock subscription options granted on September 21, 2006 will be issued by way of a capital increase, which will occur automatically and without further conditions upon receipt of a notice of exercise and payment of the subscription price in cash.

III – EXERCISE PRICE

The exercise price of the options, fixed by the Board of Directors held on September 21, 2006, is 12.49 euros.  The exercise price satisfies the conditions set forth in article L. 225-177 of the “Code de commerce”.

The exercise price of the options and the number of shares that may be obtained upon exercise of such options are subject to such adjustments as may be required by law, including without limitation: amortization or reduction of share capital, modification in the way profits are allocated, free distribution of shares, capitalization of reserves, profits or share premiums, distribution of reserves or any issuance of shares or other equity securities with preferential subscription rights for shareholders.

The number of underlying shares that may be obtained upon exercise of options will be adjusted such that the total of the exercise prices of the options remains constant. The adjusted number will be rounded up to the nearest unit. Any of the adjustments contemplated above will be made in accordance with applicable law (i.e., on the date hereof, Articles 174-8 to 174-16 and, as applicable, 242-12 of decree no. 67-236 of March 23, 1967).

IV – TERMS AND CONDITIONS FOR THE EXERCISE OF THE OPTIONS

1 – Option exercise period

To exercise his/her options, the beneficiary will have an eight-year period, running from the date of the Board meeting at which his/her options were granted.

In the event one or more financial transactions, including those referred to in article VI paragraph 3 below, are completed, the Board of Directors may temporarily suspend the exercise of the options for a maximum period of 3 months.

2 – Option exercise

During the eight-year period referred to above, the options offered may be exercised, in part at any time after the end of a two-year period running from the date of the Board meeting at which the options were granted, or in whole at any time after the end of a three-year period running from such date, subject to the following maximum limits:

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50 percent on or after the 2nd anniversary of the grant date; and

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100 percent on or after the 3rd anniversary of the grant date.

The remaining options will cease to be exercisable at the end of this eight-year period (i.e., from the 8th anniversary of the date of the Board meeting at which the options were granted). The options remaining unexercised as of that date will be definitively lost.

The exercise of the options is conditional upon the beneficiary being an employee (salarié) or officer (mandataire social) of Thomson or any of its affiliates (within the meaning of Article L. 225-180 of the “Code de Commerce”) on the date of exercise, except to the extent decided otherwise by the Chairman & CEO acting pursuant to authority delegated by the Board of Directors.

The options remaining unexercised are definitively lost in the event of departure from Thomson or its applicable affiliate for any reason whatsoever, except with respect to the following:

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retirement or early retirement; and

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permanent and definitive disability (respectively, the second and third category contemplated in Article L. 341-4 of the Code de Sécurité Sociale).

In the event of the death of a beneficiary, his or her heirs may exercise the options within a six-month period from the date of death. They can exercise the options without being subject to the restrictions described above and sell the shares acquired thereby.  After this six-month period, the options will be definitively lost.

Rights derived from any option granted hereunder are non-transferable until the option has been exercised.

V – PAYMENT AND RIGHTS ATTACHED TO SHARES

The exercise price of the options shall be paid in full in cash upon exercise thereof.

Shares delivered upon exercise of options carry for their holders, from the date of delivery of the shares, all the rights attached to ordinary Thomson shares and are subject to all provisions of the by-laws and the decisions of the General Meeting of Shareholders.

VI – FORM AND TRANSFERABILITY OF THE SHARES DELIVERED

Shares will be held in registered form in the name of the beneficiary.

1 – “Share unavailability” clause

French residents: shares acquired upon exercise of options will be freely transferable upon the expiration of the term of the French “fiscal unavailability” legally in force under French tax law on the date proposed for sale of the shares, which is currently a 4-year period counted from the date of grant of the option to the beneficiary or within the conditions laid out by law.  Shares acquired upon exercise of options after the second and third anniversary of the grant date of such options are accordingly “contractually unavailable” until the expiration of the term of “fiscal unavailability” legally in force under French tax law on the date proposed for sale of the shares, which is currently until the fourth anniversary of the grant date (thereby preventing the sale of, conversion into bearer shares, or more generally, the transfer ownership of, the shares), subject to any other applicable mandatory periods.

In the event of death of a beneficiary, his/her heirs may immediately resell the shares acquired upon exercise of the options.  In the case where a deceased beneficiary exercised his/her options after the second and third anniversary of the grant date, the prohibition to resell is automatically lifted.

2 – Waiver of the share unavailability clause on account of the residence of the beneficiary

The shares acquired upon exercise of options are freely transferable at any time after their acquisition, so long as the beneficiary resided or resides, as the case may be, outside France on the date of grant, the date of exercise and the date of sale of the shares and is subject to a foreign social security system on each of such dates.

3 – Change of control

3.1. Under this option plan, the term “change of control” exclusively refers to the following situations:

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The completion of a takeover bid (O.P.A.) or exchange offer (O.P.E.) aimed at Thomson, or of an exchange offer (O.P.E.) by Thomson aimed at a third company, if such transaction results in the taking of a direct or indirect interest resulting in a new shareholder holding at least 20 percent of the voting rights of Thomson or an existing shareholder increasing such shareholder’s pre-existing interest so as to hold at least 20 percent of the voting rights.

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The merger of another company into Thomson (fusion-absorption) resulting in new shareholders holding more than 20 percent of the voting rights of the merged company, and the merger of Thomson into another company (fusion-absorption).

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The split-up (scission) of Thomson.

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A direct or indirect investment by a new shareholder resulting in such new shareholder holding at least 20 percent of the voting rights of Thomson, or by an existing shareholder resulting in such shareholder’s interest increasing to at least 20 percent of such voting rights.

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The publication by the French Autorité des Marchés Financiers (the “AMF”) of any shareholders’ agreement disclosing a concerted action as defined by article L. 233-10 I of the Commercial Code, the signatories to which hold shares representing at least 20 percent in aggregate of all the voting rights of Thomson.

3.2. In the case of a “change of control” as defined above, and notwithstanding the exercise schedule and the “contractual unavailability” of the shares, the options will become freely exercisable and the underlying shares available (and accordingly, among other things, transferable) unless otherwise decided by the Chairman of the Board of Directors of Thomson prior to the expiration of the period referred to in article 3.3. Any such decision will apply to all the beneficiaries of the option plan.

3.3. At any time when the options may be exercised and the shares may be sold on an accelerated basis pursuant to article 3.2, the beneficiary may issue a notice of exercise with respect to his options and dispose of his shares:

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from the 6th working day following:

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the date of publication by the AMF of the result of the offer, if the “change of control” results from a takeover bid (O.P.A.) or an exchange offer (O.P.E.);

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the extraordinary general meeting of Thomson approving the “change of control” if such “change of control” is occurs as a result of a merger (fusion-absorption) or split-up (scission);

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the date of notification to Thomson  that the 20 percent threshold, as defined above, has been exceeded.

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from the 15th working day following the date of publication by the AMF of the shareholders agreement if the “change of control” results from a concerted action as described in the 5th sub-paragraph of paragraph 3.1.

3.4. In addition, in the case of a “change of control” resulting from a takeover bid (O.P.A.) or exchange offer (O.P.E.) aimed at Thomson or a merger (fusion-absorption) or split-up (scission) of Thomson, the initiating company or the surviving or resulting entity will be required to assume all commitments with respect to any assets held for the benefit of beneficiaries and, in connection therewith, to implement a solution offering the same fiscal and social effects as the initial option plan as follows:

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In the case of the merger of Thomson (fusion-absorption) or of its split-up (scission), it shall undertake to deliver to the beneficiary of the plan, upon the exercise of his option, shares of the company resulting from the merger or split-up in proportions that achieve the above objective;

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In the case of a takeover bid (O.P.A.) or exchange offer (O.P.E.) aimed at Thomson, it shall undertake to repurchase from the beneficiaries the shares acquired upon the exercise of their options on the date on which they tender same; this date must imperatively fall within the exercise period determined for the initial option.  In the event of an exchange offer (O.P.E.), the repurchase price will be equal to the trading price of Thomson shares on the date of the “change of control” (such price being the exchange offer price), adjusted according to the evolution of the closing price of the share of the company initiating the “change of control”, between the date on which the result of the offer is published by the AMF and the date of the offer to repurchase.  In the event of a takeover bid (O.P.A.), the repurchase price will be equal to the takeover bid offer price on the date of the “change of control.”

In the event the obligations set forth above are not fulfilled, the damage which will be caused to the beneficiaries will be appraised by an expert appointed by both parties or, in the absence of an agreement, by the Presiding Judge of the Commercial Court of Nanterre ruling at the request of the more diligent party.

The amount fixed will be paid by Thomson, or by any company to which it may substitute itself or which may be substituted to it.

VII – PRE-EMPTIVE RIGHT

Thomson has a pre-emptive right with respect to any securities offered for sale, such right to be exercised, at the latest, 48 hours from the receipt of the transfer instrument. Therefore, the holders of options wishing to have their securities delivered to a financial institution other than the Société Générale, the institution managing the option plan, must obtain the consent of Thomson.

VIII – MANAGEMENT OF THE PLAN

The management of the option plan is entrusted to Société Générale, which is responsible for compliance with all requirements to report information to option holders on behalf of Thomson, unless otherwise replaced by Thomson during the plan’s lifetime.

The Société Générale will inform the beneficiaries of any adjustment or temporary suspension period.

IX – GOVERNING LAW

This plan is governed by French law.

X – ADAPTATION OF THE REGULATION OF THE PLAN

Certain beneficiaries of the option plan are subject to foreign legislation and regulation. The Board of Directors may, based on the conditions required for taking advantage of a preferential fiscal or social system or necessary for complying with mandatory provisions of foreign law, to amend certain provisions of the option plan with respect to these beneficiaries.  The provisions so adapted cannot reduce the obligations of Thomson towards such beneficiaries.

Issued in Boulogne, on September 21, 2006.